Exhibit 10.71

BARCLAYS CAPITAL

745 Seventh Avenue

New York, New York 10019

PERSONAL AND CONFIDENTIAL

October 16, 2011

Kinder Morgan, Inc.

One Allen Center

500 Dallas Street, Suite 1000

Houston, TX 77002

Attention: David Kinder

Commitment Letter

Ladies and Gentlemen:

You have advised Barclays Capital (“Barclays Capital”), the investment banking division of Barclays Bank PLC (“Barclays Bank” or the “Commitment Party” and, together with Barclays Capital, “Barclays,” “we” or “us”), that Kinder Morgan, Inc., a Delaware corporation (the “Company” or “you”), intends to acquire (the “Acquisition”), directly or indirectly through one or more subsidiaries, all of the equity interests of a company previously identified to us and code-named “Everest” (the “Target”) pursuant to a Merger Agreement to be entered into by and among the Company, a newly-formed subsidiary of the Company (“Merger Sub”) and the Target (the “Merger Agreement”) and to consummate certain transactions described therein (as described in Exhibit A and as otherwise contemplated by this Commitment Letter, the Fee Letter and the Agency Fee Letter (each as defined below), the “Transactions”), in each case on the terms and subject to the conditions set forth in this Commitment Letter and Exhibits A, B, C and D (collectively, the “Commitment Letter”).

You have also advised us that the total cost of the Acquisition (and related fees, commissions and expenses) will be financed from the following sources:

•	up to $6.8 billion of borrowings under a senior 364-day term loan facility (the “364-Day Facility”) having the terms set forth in Exhibit A;

•	up to $5.0 billion of borrowings under a senior three-year term loan facility (the “Term Facility”) having the terms set forth in Exhibit B;

•

up to $1.5 billion under a senior revolving credit facility (the “Revolving Facility” and, together with the 364-Day Facility and the Term Facility, the “Credit Facilities”) subject to reduction as set forth in and otherwise on the terms set forth in Exhibit C;

•	common equity interests and warrants issued by the Company in accordance with the Merger Agreement; and

1

October 16, 2011

Kinder Morgan, Inc.

•

cash on hand at the Company and/or its subsidiaries, including cash borrowed under the Revolving Facility on the date of the consummation of the Acquisition on the Closing Date (as defined in the Term Sheets).

1. Commitments and Agency Roles

You hereby appoint Barclays Bank to act, and Barclays Bank hereby agrees to act, as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for each of the Credit Facilities. You hereby appoint Barclays Capital to act, and Barclays Capital hereby agrees to act, as lead arranger, bookrunner and syndication agent (in such capacities, the “Arranger”) for each of the Credit Facilities with “left” placement on all marketing materials. The Arranger shall have the right, in each case with your consent (such consent not to be unreasonably withheld, conditioned or delayed), to award titles to other co-agents or arrangers who are Lenders (as defined below) that provide (or whose affiliates provide) commitments in respect of the Credit Facilities; provided that no other agent, co-agent or arranger other than the Arranger will have rights in respect of the management of the syndication of the Credit Facilities. You agree that no other titles will be awarded and no compensation will be paid (other than as expressly contemplated by this Commitment Letter, the Fee Letter and the Agency Fee Letter) in connection with the Credit Facilities unless you and we shall so agree.

Each of the Arranger and the Administrative Agent will have the rights and authority customarily given to financial institutions in such roles. The Commitment Party is pleased to advise you of its commitment to provide to the Company the full $6.8 billion of the 364-Day Facility, the full $5.0 billion of the Term Facility and the full $1.5 billion of the Revolving Facility, in each case, on the terms and subject only to the conditions set forth in this Commitment Letter, the Fee Letter and the Agency Fee Letter referred to below (it being understood that any event occurring after the date hereof and prior to the Closing Date that would result in a mandatory prepayment with respect to any Credit Facility after the funding thereof as set forth in Exhibit A shall reduce Barclays Bank’s commitment with respect to such Credit Facility under this Commitment Letter on a dollar-for-dollar basis; provided in no event shall the commitments be reduced prior to the Closing Date as a result of any mandatory prepayment event at the Target or its subsidiaries, except to the extent the net cash proceeds thereof are dividended or distributed to the shareholders of the Target (it being understood that dividends and distributions permitted by the Merger Agreement as in effect on the date hereof shall not reduce the commitments hereunder)).

Our fees for services related to the Credit Facilities are set forth in a separate fee letter (the “Fee Letter”) and agency fee letter (the “Agency Fee Letter”) between you and us entered into on the date hereof. As consideration for the execution and delivery of this Commitment Letter by us, you agree to pay the fees and expenses set forth in Exhibit A, B and C (the “Term Sheets”), in the Fee Letter and the Agency Fee Letter as and when payable in accordance with the terms hereof and thereof.

2. Conditions Precedent

Our commitments hereunder and our agreements to perform the services described herein are subject solely to the following conditions: (i) subject to the exceptions set forth in the lead-in to Article III of the Merger Agreement to the extent applicable to Section 3.6 of the Merger Agreement, (x) since June 30, 2011 through the date of the Merger Agreement and (y) from the date of the Merger Agreement, in the case of each of clauses (x) and (y), there have not been any changes, effects, events or occurrences that, individually or in the aggregate, have had or would reasonably be expected to have any Company Material Adverse Effect (as defined below), (ii) the Borrower (as defined in Exhibit A) using commercially reasonable efforts to obtain Debt Ratings (as defined in Exhibit A) from each of S&P and Moody’s and (iii) the conditions set forth in Exhibit D.

2

October 16, 2011

Kinder Morgan, Inc.

As used herein, “Company Material Adverse Effect” means any material adverse effect on the business, financial condition or operations of the Target and its Subsidiaries (as defined in the Merger Agreement), taken as a whole; provided, however, that any changes, effects, events or occurrences will be deemed not to constitute a Company Material Adverse Effect to the extent resulting from (a) changes, effects, events or occurrences generally affecting the economy, financial or securities markets or political, legislative or regulatory conditions or changes in the industries in which the Target operates, (b) the announcement or pendency of the Merger Agreement or the transactions contemplated thereby, (c) any change in the market price or trading volume of the shares of common stock of the Target (it being understood that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a), (b) or (d) through (i) of this definition), (d) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events, (e) changes in any Laws (as defined in the Merger Agreement) or regulations applicable to the Target or applicable accounting regulations or principles or the interpretation thereof, (f) the performance of the Merger Agreement and the Transactions (as defined in the Merger Agreement), including compliance with the covenants set forth in the Merger Agreement (excluding the Target operating in the ordinary course of business consistent with past practice), (g) any legal proceedings commenced by or involving any current or former stockholders of the Target (on their own or on behalf of the Target) arising out of or related to the Merger Agreement or the Transactions (as defined in the Merger Agreement), (h) any failure by the Target to meet any internal or analyst projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a) through (g) of this definition), (i) the effects on the Target’s and its Subsidiaries’ (as defined in the Merger Agreement) business arising from employee departures that result from the announcement of the Transactions (as defined in the Merger Agreement) and (j) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; provided, however, that changes, effects, events or occurrences referred to in clauses (a), (d) and (e) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect if and to the extent such state of affairs, changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on the Target and its Subsidiaries (as defined in the Merger Agreement), as compared to other companies operating in the industries in which the Target and its Subsidiaries (as defined in the Merger Agreement) operate.

Notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letter, the Agency Fee Letter, the Loan Documents (as defined below) or any other letter agreement between you and us concerning the financing of the Transactions, (i) the only representations the accuracy of which will be a condition to the availability of the Credit Facilities on the Closing Date will be (a) the representations made by or with respect to the Target in the Merger Agreement (but only to the extent that the breach of such representations and warranties would permit you not to close the Acquisition) (the “Target Representations”) and (b) the Specified Representations (as defined below) and (ii) the terms of the Loan Documents shall be in a form such that they do not impair the availability of the Credit Facilities on the Closing Date if the conditions set forth in the immediately preceding paragraph, the sections entitled “Conditions Precedent to Borrowing” and “Conditions Precedent to Initial Borrowing” in the Term Sheets and in Exhibit D hereto are satisfied (it being understood that, to the extent any security interest in any collateral set forth in the section entitled “Collateral” in the Term Sheets (the “Collateral”) is not or cannot be perfected on the Closing Date (other than the pledge and perfection of the security interests (1) in the equity securities of any domestic subsidiaries of the Borrower (as defined in Exhibit A) (to the extent required by the Term Sheets) and (2) in other assets with respect to which a lien may be

3

October 16, 2011

Kinder Morgan, Inc.

perfected by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so or, solely with respect to real property mortgages, if any, provided on the Closing Date after your use of commercially reasonable efforts to do so, then in each case, the perfection (and in the case of mortgages, the provision) of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date, but instead shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the Borrower acting reasonably. For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and Guarantors referred to in the Term Sheets relating to due organization, requisite power and authority (as to execution and delivery of the Loan Documents); due authorization, execution and delivery and enforceability of the Loan Documents; no conflicts of Loan Documents with organizational documents or material laws; Investment Company Act; margin stock; solvency as of the Closing Date (after giving effect to the Transactions) of the Company and its restricted subsidiaries on a consolidated basis (to be consistent with the solvency certificate in the form set forth on Annex I of Exhibit D); senior indebtedness; and Patriot Act. This paragraph, and the provisions herein, shall be referred to as the “Funding Conditions Provisions”.

3. Syndication

The Arranger intends and reserves the right to syndicate the Credit Facilities to a group of banks and other financial institutions (the “Lenders”) identified in consultation with you and reasonably acceptable to you, which syndication may occur in one or more stages (including an initial syndication and a general syndication); provided that, notwithstanding the Arranger’s right to syndicate the Credit Facilities and receive commitments with respect thereto, (i) Barclays Bank shall not be relieved, released or novated from the obligations hereunder (including its obligation to fund the Credit Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Credit Facilities, including its commitments in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation shall become effective with respect to all or any portion of Barclays’ commitments in respect of the Credit Facilities until the initial funding of the Credit Facilities and (iii) unless you otherwise agree in writing, Barclays shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Credit Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred; provided however that the provisions of the preceding proviso shall not apply to an assignment of Barclays’ commitments hereunder to any Permitted Lender (as defined in Section 6) and in such case the commitments of the Commitment Party in respect of the applicable Credit Facility will be reduced by the amount of the commitments of such Permitted Lender (or its relevant affiliates) upon the execution by such Permitted Lender (and any relevant affiliate) of a joinder agreement in the form attached as Exhibit E or other documentation (which may include a credit agreement) reasonably satisfactory to Barclays and the Company, and such Permitted Lender shall be subject to the same limitations on assignment applicable to Barclays in this Commitment Letter.

Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood that the Commitment Party’s commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Credit Facilities, and in no event shall the commencement or successful completion of syndication of the Credit Facilities constitute a condition to the availability of the Credit Facilities on the Closing Date. The Arranger will lead the syndication in consultation with you, including determining the timing of all offers to prospective Lenders, any title of agent or similar designations or roles awarded to any Lender (subject to your mutual consent right as described in Section 1 above) and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Arranger pursuant to the terms of this Commitment Letter, the Fee Letter and the Agency Fee Letter, and will, in consultation with you, determine the final commitment

4

October 16, 2011

Kinder Morgan, Inc.

allocations. The Company agrees to use commercially reasonable efforts to ensure that the Arranger’s syndication efforts benefit from the existing lending and investment banking relationships of the Company, the Target and their respective subsidiaries. To facilitate an orderly and successful syndication of the Credit Facilities, you agree that, until the earliest of (a) the termination by the Arranger of syndication of the Credit Facilities, (b) 60 days following the Closing Date and (c) the Successful Syndication (as defined in the Fee Letter) of the Credit Facilities, except as consented to by the Arranger, you will not, and agree to use commercially reasonable efforts to obtain contractual undertakings from the Target that it will not, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of any competing debt facility or any competing debt security (as reasonably determined by the Arranger) of the Target or the Company or any of their respective subsidiaries, excluding subsidiaries which are unrestricted subsidiaries under the Borrower’s existing credit facility as of the date hereof and the subsidiaries of the Target identified as “unrestricted” in the Term Sheets (other than the Credit Facilities, any indebtedness permitted to be incurred by the Target and its restricted subsidiaries pursuant to the Merger Agreement and any ordinary course capital lease, purchase money debt and equipment financings), including any renewal or refinancing of any existing debt facility or debt security (other than (i) as contemplated in the definition of Transactions in the Term Sheets, (ii) the existing bonds of the Borrower scheduled to mature in September 2012, (iii) any existing bonds of the Target and its subsidiaries that have a scheduled maturity prior to December 31, 2012, (iv) certain reserve-based revolving facilities of the Target’s subsidiaries as previously disclosed to the Arranger and the letter of credit facilities of the Target and certain of its restricted subsidiaries described on Schedule 3.3(c) to the Merger Agreement and (v) certain project level indebtedness of the Target’s subsidiaries as previously disclosed to the Arranger).

The Company agrees to, and agrees to use commercially reasonable efforts to obtain contractual undertakings from the Target to, cooperate with, and provide customary information reasonably required by, the Arranger in connection with all syndication efforts, including: (i) preparing, as soon as commercially practicable after the date of this Commitment Letter, a customary information memorandum and other customary presentation materials (collectively, the “Facility Marketing Materials”) reasonably acceptable in form and content to the Arranger regarding the business, operations, financial projections and prospects of the Company and the Target (it being agreed that the only financial statements required to be provided to the Arranger are those described in Exhibit D) for use in bank meetings and other communications with prospective Lenders in connection with the syndication of the Credit Facilities; (ii) arranging for direct communications with prospective Lenders in connection with the syndication of the Credit Facilities (including without limitation direct contact with appropriate senior management, representatives and advisors of the Company (and using commercially reasonable efforts to cause direct contact with appropriate senior management, representatives and advisors of the Target) and participation of such persons in such meetings, in each case, upon reasonable prior notice and at places and times and frequency to be mutually agreed); and (iii) hosting with the Arranger at places and times to be mutually agreed a reasonable number of meetings to be mutually agreed with prospective Lenders (and assisting with any preparations therefor). You agree that the Arranger has the right to place advertisements in financial and other newspapers at its own expense describing its services to you; provided that the Arranger will submit a copy of any such advertisements to the Company for its prior approval, which approval will not be unreasonably withheld, conditioned or delayed.

You will be solely responsible for the contents of the Facility Marketing Materials and all other information, documentation or other materials delivered to us in connection therewith and you acknowledge that we will be using and relying upon such information without independent verification thereof.

You understand that certain prospective Lenders (such Lenders, “Public Lenders” and each Lender that is not a Public Lender, a “Private Lender”) may have personnel that do not wish to receive material non-

5

October 16, 2011

Kinder Morgan, Inc.

public information concerning you, the Target or your or its respective subsidiaries or your or its respective securities within the meaning of United States federal or state securities laws (collectively, “MNPI”). At the Arranger’s request, you agree to assist in the preparation of an additional version of the Facility Marketing Materials that does not contain MNPI which is suitable to make available to Public Lenders. You acknowledge and agree that the following documents may be distributed to both Public Lenders and Private Lenders (unless you advise us within a reasonable period of time prior to their intended distributions that such materials should only be distributed to Private Lenders, in which case we shall only distribute such materials to Private Lenders unless you otherwise consent): (a) drafts and final versions of the definitive loan documents relating to the Credit Facilities, including without limitation a credit agreement, guarantees, and other related definitive documents (collectively, the “Loan Documents”); (b) administrative materials prepared by the Arranger for prospective Lenders (including without limitation a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms and conditions of the Credit Facilities. Before distribution of any Facility Marketing Materials in connection with the syndication of the Credit Facilities (i) to prospective Private Lenders, you will provide us with a customary letter authorizing the dissemination of such materials and (ii) to prospective Public Lenders, you will provide us with a customary letter authorizing the dissemination of information that does not contain MNPI (the “Public Information Materials”) to Public Lenders and confirming the absence of MNPI therein; provided that any such authorization letters shall be reasonably satisfactory to you. In addition, at the Arranger’s request, you will identify Public Information Materials by marking the same as “PUBLIC” (it being understood that you shall not be under any obligation to mark any materials as “PUBLIC”).

The Company and the Commitment Party agree to negotiate in good faith to finalize, execute and deliver the Loan Documents as soon as practical after the date hereof and no later than the date that is 90 days after the date hereof (it being understood and agreed that (a) the failure to finalize, execute and deliver the Loan Documents by such date shall not relieve the Commitment Party of its obligations and commitments under the Commitment Letter and (b) the restrictions on assignment of commitments under the Commitment Letter shall apply to commitments under the Loan Documents until the Closing Date).

4. Information

You represent and warrant that (with respect to information and projections relating to the Target, to the best of your knowledge) (i) all information (other than projections, other forward looking information and other information of a general economic or industry specific nature) that has been or will be made available directly or indirectly by or on behalf of the Company or the Target to the Arranger, the Commitment Party, the Lenders or any of their respective affiliates in connection with the Transactions is and will be, when taken as a whole, correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, when taken as a whole, not materially misleading in light of the circumstances under which such statements are made (after giving effect to any supplements and/or modifications thereto made available by the Company or the Target to the Arranger, the Commitment Party, the Lenders or any of their respective affiliates) and (ii) the projections and other forward-looking information that have been or will be made available directly or indirectly by or on behalf of the Company or the Target to the Arranger, the Commitment Party, the Lenders or any of their respective affiliates have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable when made. You agree that if at any time prior to the Closing Date any of the representations in the preceding sentence would be incorrect in any material respect if made at such time, then you will promptly supplement, or cause to be supplemented, the information and projections so that (with respect to information relating to the Target, to the best of your knowledge) such representations will be correct in all material respects in light of the circumstances in which such statements are made. You understand

6

October 16, 2011

Kinder Morgan, Inc.

that in providing our services pursuant to this Commitment Letter we may use and rely on the information and projections without independent verification thereof.

5. Indemnification

To induce us to enter into this Commitment Letter, the Fee Letter and the Agency Fee Letter and to proceed with the documentation of the Credit Facilities, you hereby agree to indemnify upon demand and hold harmless the Administrative Agent, the Commitment Party, the Arranger, each other agent or co-agent (if any) designated by the Arranger with respect to the Credit Facilities in accordance with Section 1, each Permitted Lender that becomes a party hereto after the date hereof pursuant to Section 6, and their respective affiliates and each partner, trustee, shareholder, director, officer, employee, advisor, representative, agent, attorney and controlling person thereof (each of the above, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses (including reasonable and documented legal expenses of one firm of counsel to all Indemnified Persons, one local counsel in each appropriate jurisdiction and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnified Person), joint or several, of any kind or nature whatsoever that may be brought or threatened by the Company, the Target or any of their respective affiliates or any other person or entity and which may be incurred by or asserted against or involve any Indemnified Person (whether or not any Indemnified Person is a party to such action, suit, proceeding or claim and without regard to the exclusive, comparative or contributory negligence of any Indemnified Person) as a result of or arising out of or in any way related to or resulting from the Acquisition, this Commitment Letter, the Fee Letter, the Agency Fee Letter, the Credit Facilities, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Credit Facilities; provided that you will not have to indemnify an Indemnified Person against any claim, loss, damage, liability or expense (i) to the extent the same resulted from the bad faith, gross negligence or willful misconduct of, or a material breach of this Commitment Letter or the Loan Documents by, such Indemnified Person or any of its affiliates or its or their partners, trustees, shareholders, directors, officers, employees, advisors, representatives, agents, attorneys or controlling persons (in each case, to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment) or (ii) incurred in connection with any dispute among Indemnified Parties (other than a dispute against the Administrative Agent or the Arranger in their capacities as such) other than as a result of any act or omission by the Company or its affiliates. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person will be responsible or liable to you or any other person or entity for damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems except to the extent such damages have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person or any of its affiliates or its or their partners, trustees, shareholders, directors, officers, employees, advisors, representatives, agent, attorneys or controlling persons (in each case, to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment).

You shall not be liable for any settlement of any proceeding effected without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 5.

7

October 16, 2011

Kinder Morgan, Inc.

Your indemnity and reimbursement obligations under this Section 5 will be in addition to any liability you may otherwise have and will be binding upon and inure to the benefit of the successors, assigns, heirs and personal representatives of you and the Indemnified Persons.

Neither we, any other Indemnified Person nor you will be responsible or liable to you or any other person or entity for any indirect, special, punitive or consequential damages that may be alleged as a result of the Acquisition, this Commitment Letter, the Fee Letter, the Agency Fee Letter, the Credit Facilities, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Credit Facilities; provided that, for the avoidance of doubt, this sentence does not in any way limit your indemnity obligations as specified above.

6. Assignments

This Commitment Letter may not be assigned by you without the prior written consent of Barclays (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto (and any Indemnified Person) and is not intended to confer any benefits upon, or create any rights in favor of, any person (including your equity holders, employees or creditors) other than the parties hereto (and any Indemnified Person).

Barclays may assign its commitments and agreements hereunder, in whole or in part, to additional arrangers or prospective Lenders that you have identified to us in writing on or prior to the date hereof (“Initial Permitted Lenders”) or that you hereafter agree shall be treated in the same manner for purposes hereof as the Initial Permitted Lenders (such subsequent approved additional arrangers and prospective Lenders, together with the Initial Permitted Lenders, in each case together with their affiliates, the “Permitted Lenders”), pursuant to the form of joinder agreement attached as Exhibit E (which joinder agreement shall be promptly signed by the Company) or other documentation (which may include a credit agreement) reasonably satisfactory to Barclays and the Company, whereupon Barclays will be released from that portion of its commitments and agreements that has been so assigned. Notwithstanding the foregoing, Barclays may assign its commitment and agreements hereunder, in whole or in part, to any other prospective Lender reasonably acceptable to you or to any of Barclays’ affiliates (which may include by such Lender or affiliate executing a credit agreement); provided that any such assignment to any other such prospective Lender or affiliate shall not relieve Barclays of its obligations to fund such assigned portion of its commitment hereunder on the Closing Date unless such assignment was approved by the Company. Any purported assignment in violation of this paragraph will be null and void.

This Commitment Letter may not be amended or any term or provision hereof waived or modified except (i) by an instrument in writing signed by each of the parties hereto or (ii) by a joinder agreement in the form attached as Exhibit E.

7. USA PATRIOT Act Notification

Barclays notifies the Company and the Target that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, supplemented or modified from time to time, the “Patriot Act”) it and each Lender may be required to obtain, verify and record information that identifies the Company, Merger Sub, the Target and the other Guarantors, including the name and address of each such Person and other information that will allow Barclays and each Lender to identify the Company, Merger Sub, the Target and the other Guarantors in accordance with the Patriot Act and other applicable “know your customer” and anti-money laundering rules and regulations. This notice is given in accordance with the requirements of the Patriot Act and is effective for Barclays and each Lender.

8

October 16, 2011

Kinder Morgan, Inc.

8. Sharing Information; Affiliate Activities; Absence of Fiduciary Relationship

You agree that you will not disclose, directly or indirectly, the Commitment Letter, the Term Sheets and the other exhibits and attachments hereto (collectively referred to in this Section 8 as the “Term Sheets”), the Fee Letter, the Agency Fee Letter and the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity, except (a) to your officers, directors, agents, employees, attorneys, accountants, advisors or controlling persons on a confidential and need-to-know basis, (b) if the Arranger consents in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter or the Agency Fee Letter) and the contents hereof to the Target, its subsidiaries and its officers, directors, agents, employees, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents (but not the Fee Letter or the Agency Fee Letter) in any syndication or other marketing materials in connection with the Credit Facilities or in connection with any public filing relating to the Transactions, (iii) you may disclose the Term Sheets and the contents thereof, to potential Lenders and to rating agencies in connection with obtaining ratings for the Borrower and the Credit Facilities, (iv) you may disclose the aggregate fee amounts contained in the Fee Letter and the Agency Fee Letter as part of the financial statements and projections referred to above, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Credit Facilities or in any public filing relating to the Transactions and (v) to the extent portions thereof have been redacted in a manner to be reasonably agreed by us, you may disclose the Fee Letter and the Agency Fee Letter and the contents thereof to the Target, its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors or controlling persons, on a confidential and need-to-know basis.

The Commitment Party and its affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case the Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Party or any of its respective affiliates (in which case the Commitment Party agrees, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Party or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Target or any of your or their respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by the Commitment Party from a third party that is not, to the Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Target or any of your or their respective affiliates or related parties, (e) to the extent that such information is independently developed by the Commitment Party, (f) to the Commitment Party’s affiliates and to its and their respective officers,

9

October 16, 2011

Kinder Morgan, Inc.

directors, employees, controlling persons, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (g) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) or (h) for purposes of establishing a “due diligence” defense; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Party, including, without limitation, as agreed in any Facility Marketing Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information. The Commitment Party’s and its affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the definitive documentation relating to the Credit Facilities upon the initial funding thereunder.

You acknowledge that Barclays and its affiliates are full service securities firms and as such may from time to time effect transactions for their own account or the account of customers, and may hold positions in securities or indebtedness, or options thereon, of the Company, the Target and other companies that may be the subject of the Transactions. Barclays and its affiliates will have economic interests that are different from or conflict with those of the Company regarding the transactions contemplated hereby, and you acknowledge and agree that Barclays has no obligation to disclose such interests to you. You further acknowledge and agree that nothing in this Commitment Letter, the Fee Letter, the Agency Fee Letter or the nature of our services or in any prior relationship will be deemed to create an advisory, fiduciary or agency relationship between us, on the one hand, and you, your equity holders or your affiliates, on the other hand, and you waive, to the fullest extent permitted by law, any claims you may have against Barclays for breach of fiduciary duty or alleged breach of fiduciary duty and agree that Barclays will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including your equity holders, employees or creditors. You acknowledge that the Transactions (including the exercise of rights and remedies hereunder and under the Fee Letter and the Agency Fee Letter) are arms’ length commercial transactions and that we are acting as principal and in our own interests. You are relying on your own experts and advisors to determine whether the Transactions are in your interests and are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated hereby. In addition, you acknowledge that we may employ the services of our affiliates in providing certain services hereunder and may exchange with such affiliates information concerning you, the Target and other companies that may be the subject of the Transactions and such affiliates will be entitled to the benefits afforded to us hereunder. In connection with the services and transactions contemplated hereby, you agree that we are permitted to access, use and share with any of our bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning the Company or any of its affiliates that is or may come into our possession or in the possession of any of our affiliates (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential). In addition, please note that Barclays Capital Inc. has been retained by the Company as financial advisor (in such capacity, the “Financial Advisor”) to the Company in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial

10

October 16, 2011

Kinder Morgan, Inc.

Advisor, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

Consistent with our policies to hold in confidence the affairs of our customers, we will not use or disclose confidential information obtained from you by virtue of the Transactions in connection with our performance of services for any of our other customers (other than as permitted to be disclosed under this Section 8). Furthermore, you acknowledge that neither we nor any of our affiliates have an obligation to use in connection with the Transactions, or to furnish to you, confidential information obtained or that may be obtained by us from any other person.

Please note that Barclays and its affiliates do not provide tax, accounting or legal advice.

9. Waiver of Jury Trial; Governing Law; Submission to Jurisdiction; Surviving Provisions

ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT, PROCEEDING OR CLAIM ARISING IN CONNECTION WITH OR AS A RESULT OF ANY MATTER REFERRED TO IN THIS COMMITMENT LETTER, THE FEE LETTER OR THE AGENCY FEE LETTER IS HEREBY IRREVOCABLY WAIVED BY THE PARTIES HERETO. THIS COMMITMENT LETTER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK; PROVIDED THAT IT IS UNDERSTOOD AND AGREED THAT (A) THE INTERPRETATION OF THE DEFINITION OF “COMPANY MATERIAL ADVERSE EFFECT” (AND WHETHER OR NOT A COMPANY MATERIAL ADVERSE EFFECT HAS OCCURRED), (B) THE DETERMINATION OF THE ACCURACY OF ANY TARGET REPRESENTATION IN THE MERGER AGREEMENT AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU HAVE THE RIGHT TO TERMINATE YOUR OBLIGATIONS UNDER THE MERGER AGREEMENT AND (C) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT, IN EACH CASE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. Each of the parties hereto hereby irrevocably (i) submits, for itself and its property, to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan, and (b) the United States District Court for the Southern District of New York and any appellate court from any such court, in any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the Fee Letter, the Agency Fee Letter or the Transactions or the performance of services contemplated hereunder or under the Fee Letter or the Agency Fee Letter, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action, suit, proceeding or claim may be heard and determined in such New York State court or such Federal court, (ii) waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the Fee Letter, the Agency Fee Letter, the Transactions or the performance of services contemplated hereunder or under the Fee Letter or the Agency Fee Letter in any such New York State or Federal court and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action, suit, proceeding or claim in any such court. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan.

This Commitment Letter is issued for your benefit only and no other person or entity (other than the Indemnified Persons) may rely hereon.

11

October 16, 2011

Kinder Morgan, Inc.

The provisions of Sections 3, 5, 8 and this Section 9 of this Commitment Letter will survive any termination or completion of the arrangements contemplated by this Commitment Letter, the Fee Letter or the Agency Fee Letter, including without limitation whether or not the Loan Documents are executed and delivered and whether or not the Credit Facilities are made available or any loans under the Credit Facilities are disbursed; provided that (i) the provisions of Section 3 shall survive until the earlier of (x) the date that is 60 days after the Closing Date and (y) the achievement of a Successful Syndication (as defined in the Fee Letter) of the Credit Facilities and (ii) the provisions of Section 5 shall be superseded by the definitive documentation for the Credit Facilities to the extent covered thereby. Subject to the provisions of this paragraph, you may terminate this Commitment Letter and/or the Commitment Party’s commitments hereunder solely to the extent expressly permitted by the Agency Fee Letter (and subject to the terms thereof).

10. Termination; Acceptance

Our commitments hereunder and our agreements to provide the services described herein will terminate upon the first to occur of (i) the consummation of the Acquisition, (ii) the abandonment or termination of the definitive documentation for the Acquisition, including the Merger Agreement, (iii) 11:59 p.m. (New York time) on June 30, 2012, unless the closing of and initial funding under the Credit Facilities has been consummated on or before such date on the terms and subject to the conditions set forth herein (provided that, if all conditions to the Closing Date other than the receipt of required regulatory approvals shall have been satisfied, the date described in clause (iii) may be extended to December 31, 2012 at the Company’s election, such election obligating the Company to pay the Extension Fee (as defined in the Fee Letter) on the date set forth in the Fee Letter), and (iv) termination of this Commitment Letter and the commitments hereunder by you solely to the extent expressly permitted by the Agency Fee Letter (and subject to the terms thereof).

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to Barclays the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter and the Agency Fee Letter on or before the close of business on October 16, 2011, whereupon this Commitment Letter, the Fee Letter and the Agency Fee Letter will become binding and enforceable agreements between us. If not signed and returned as described in the preceding sentence by such date, this offer will terminate on such date.

[The remainder of this page is intentionally left blank.]

12

We look forward to working with you on this assignment.

Very truly yours,

BARCLAYS BANK PLC

By:	/s/ Russell A. Johnson
Name: Russell A. Johnson
Title: Managing Director

Commitment Letter

ACCEPTED AND AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE:

KINDER MORGAN, INC.

By:	/s/ David Kinder
Name: David Kinder
Title: Treasurer

Commitment Letter

Exhibit A

Summary of Terms and Conditions of the 364-Day Facility

This Summary of Terms and Conditions outlines certain terms and conditions of the 364-Day Facility.

364-Day Facility:	A 364-day senior term loan facility (the “364-Day Facility”) in an aggregate principal amount of $6.8 billion.

Borrower:	Kinder Morgan Kansas, Inc., a Kansas corporation (“KMK”), or to the extent KMK merges into the Company (as defined below) on or prior to the Closing Date, the Company (the “Borrower”).

Guarantors:	All obligations of the Borrower under the 364-Day Facility will be unconditionally guaranteed (the “Guarantees”) by (a) Kinder Morgan, Inc., a Delaware corporation (the “Company”) if the Company is not the Borrower, (b) the guarantors of the existing credit facility of KMK, (c) the Target, (d) the newly formed parent company of the Target and (e) the guarantors of the existing credit facility of the Target, in each case, on terms and subject to exceptions substantially the same as the Agreed Precedent (as defined below) (collectively, the “Guarantors”).

Collateral:	The 364-Day Facility, the Guarantees and any hedging and cash management obligations of the Borrower and its restricted subsidiaries owed to a Lender or its affiliates will be secured by (i) a pledge by the Company of 100% of the capital stock of KMK to the extent that KMK has not merged into the Company, (ii) a lien on all assets and a pledge of all equity interests of the Borrower and its restricted subsidiaries, in each case, that secure KMK’s existing revolving credit facility, (iii) upon consummation of the Acquisition, a pledge of 100% of the capital stock of Target, and (iv) a lien on the assets and a pledge of all equity interests of the Target and its restricted subsidiaries that secure the Target’s existing revolving credit facility, in each case, on terms and subject to exceptions substantially the same as the Agreed Precedent. Certain existing notes, hedging agreements and credit facilities of the Company and its restricted subsidiaries shall be secured on a pari passu basis with the Credit Facilities and benefit from the same Guarantees as the Credit Facilities. Certain existing notes and the letter of credit facilities of the Target and certain of its restricted subsidiaries described on Schedule 3.3(c) to the Merger Agreement will benefit from the Collateral and Guarantee provided by the Target on a pari passu basis with the Credit Facilities.

Transactions:

The Company intends to acquire (the “Acquisition”), directly or indirectly through one or more subsidiaries of the Company, substantially all of the equity interests of a company previously identified to us and code-named “Everest” (the “Target”), pursuant to a Merger Agreement to be entered into by and among Target, the Company and a subsidiary of the Company (the “Merger Agreement”) for the purpose of acquiring the Target. In connection with the

Exhibit A-1

Acquisition, (i) the Company will acquire the Target pursuant to the Merger Agreement, (ii) the Company will finance a portion of the total funds needed to effect the Transactions (as defined below) with the issuance of common equity interests and warrants of the Company, (iii) the Borrower will obtain the 364-Day Facility described in this term sheet, (iv) the Borrower will obtain the Term Facility described in Exhibit B, (v) the Borrower may finance a portion of the total funds needed to effect the Transactions with cash on hand, including cash borrowed under the Revolving Facility, (vi) the Borrower will either amend and upsize its existing revolving credit facility or will refinance amounts outstanding thereunder with the Revolving Facility described in Exhibit C, (vii) the Borrower will cause the Target to terminate its existing revolving credit agreement and (vii) fees and expenses incurred in connection with the foregoing (the “Transaction Costs”) will be paid. The transactions described in this paragraph are collectively referred to herein as the “Transactions.”

Bookrunner and Lead Arranger:	Barclays Capital (“Barclays Capital”), the investment banking division of Barclays Bank PLC, will act as bookrunner and lead arranger (in such capacities, the “Arranger”) for the 364-Day Facility and will perform the duties customarily associated with such roles (with “left” placement in all marketing materials or other documentation used in connection with the 364-Day Facility).

Administrative Agent:	Barclays Bank PLC will act as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and will perform the duties customarily associated with such role.

Syndication Agent:	Barclays Capital or, at the option of the Arranger, one or more financial institutions identified by the Arranger and reasonably acceptable to the Company (such acceptance not to be unreasonably withheld, conditioned or delayed) (in such capacity, the “Syndication Agent”).

Documentation Agent:	Barclays Bank PLC or, at the option of the Arranger, one or more financial institutions identified by the Arranger and reasonably acceptable to the Company (such acceptance not to be unreasonably withheld, conditioned or delayed) (in such capacity, the “Documentation Agent” and, together with the Administrative Agent, and the Syndication Agent, the “Agents”).

Co-Arranger(s):	One or more financial institutions identified by Barclays Capital and reasonably acceptable to the Company (such acceptance not to be unreasonably withheld, conditioned or delayed) may be appointed to act as co-arranger with Barclays Capital.

Lenders:	Barclays Bank PLC and/or other banks, financial institutions and institutional lenders selected by the Arranger and reasonably acceptable to the Company (each, a “Lender” and, collectively, the “Lenders”).

Exhibit A-2

Purpose/Use of Proceeds:	The proceeds of the 364-Day Facility will be used to fund, in part, the Acquisition, including paying Transaction Costs.

Availability:	A single drawing may be made under the 364-Day Facility on the Closing Date.

Closing Date:	The date on which the Acquisition is consummated in accordance with the Commitment Letter with the proceeds of the initial funding under the Credit Facilities (the “Closing Date”).

Maturity:	The maturity date (the “Maturity Date”) of the 364-Day Facility will be the date that is 364 days after the Closing Date; provided that the Borrower will have the ability to request a 180-day extension of the Maturity Date with respect to a portion of the loans under the 364-Day Facility (such loans, the “Extended Loans”), so long as (i) the aggregate principal amount of the Extended Loans shall not exceed $3.5 billion, (ii) no default or event of default shall have occurred and be continuing and (iii) the Lenders in respect of the Extended Loans shall have received an extension fee (the “364-Day Facility Extension Fee”) equal to 1.00% of the aggregate principal amount of the Extended Loans.

Amortization:	All loans outstanding under the 364-Day Facility will be due and payable on the Maturity Date.

Interest Rate:	All amounts outstanding under the 364-Day Facility will bear interest, at the Borrower’s option, at a rate per annum equal to:

(a) the Base Rate plus the Applicable Margin; or

(b) the reserve adjusted Eurodollar Rate plus the Applicable Margin.

“Applicable Margin” means, as of any date of determination, the percentage per annum set forth below under the applicable type of loan opposite the applicable Debt Ratings of the Borrower from Moody’s and S&P, in each case, with a stable or better outlook:

	Debt Ratings of the Borrower	Applicable Margin
		Reserve Adjusted Eurodollar Rate	Base Rate
Level 1	BBB-/Baa3 or higher	2.50%	1.50%
Level 2	BB+/Ba1	3.00%	2.00%
Level 3	BB/Ba2	3.50%	2.50%
Level 4	BB-/Ba3 or lower	4.25%	3.25%

Exhibit A-3

In the event of a split rating, the Applicable Margin will be determined by reference to the Level in the grid above in which the higher rating appears, unless the split in the Debt Ratings is two or more Levels apart, in which case the Applicable Margin will be determined by reference to the Level in the grid that is one higher than the Level in which the lower rating appears. The Debt Ratings shall be determined from the most recent public announcement of any changes in the Debt Ratings. Prior to the public announcement of Debt Ratings for the Borrower that give effect to the Transactions, the Applicable Margin will be determined by reference to Level 2 in the grid above.

“Debt Ratings” means as of any date of determination, the public rating as determined by S&P and Moody’s, as the case may be, of the Borrower’s senior secured non-credit enhanced long-term indebtedness for borrowed money.

If the loans under the 364-Day Facility are not repaid in whole within 90 days following the Closing Date, the Applicable Margin will increase by 0.50% at the end of such 90-day period and will increase by an additional 0.50% at the end of each 90-day period thereafter.

As used herein, (i) “Base Rate” means a fluctuating rate per annum equal to the greatest of (x) the rate determined from time to time by Barclays Bank PLC as its prime rate in effect at its principal office in New York City, (y) the Federal Funds effective rate plus 1/2 of 1.0% and (z) the one-month reserve adjusted Eurodollar Rate plus 1.0% and (ii) “reserve adjusted Eurodollar Rate” means a fluctuating rate per annum equal to (x) the rate per annum determined by the Administrative Agent to be the offered rate appearing on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate or (y) if the rate in clause (x) above does not appear on such page or service or if such page or service is not available, the rate per annum determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate or (z) if the rates in clauses (ii)(x) and (ii)(y) are not available, the Administrative Agent’s offered quotation rate to first class banks in the London interbank market, in each case as adjusted for applicable reserve requirements.

Duration Fee:	If and to the extent any loans under the 364-Day Facility remain outstanding on the dates set forth below, the Borrower will pay a fee (the “Duration Fee”) for the ratable benefit of the Lenders, on the dates set forth below, equal to the percentage set forth below (the “Applicable Duration Fee Rate”) of the aggregate principal amount of loans under the 364-Day Facility outstanding on such date:

Exhibit A-4

	Duration Fee Reference Date	90 Days after the Duration Fee Reference Date	180 Days after the Duration Fee Reference Date
Applicable Duration Fee Rate	0.50%	1.00%	1.75%

As used in the grid above, “Duration Fee Reference Date” means the date that is the later of (i) 7 months following the public announcement of the Acquisition and (ii) 90 days after the Closing Date.

Ticking Fee:	The Company or the Borrower will pay a non-refundable ticking fee calculated at the Applicable Ticking Fee Rate (as defined below) on the total commitments in respect of the 364-Day Facility as set forth in the Commitment Letter on the date hereof, which fee will accrue beginning on the date that is 30 days following the date of the Commitment Letter and will be payable on and through the earlier of (i) the date of termination or expiration of the Commitment Letter or (ii) the Closing Date.

“Applicable Ticking Fee Rate” means the rate per annum set forth below in Column B below opposite the applicable Debt Ratings of the Borrower from Moody’s and S&P in Column A below, in each case, with a stable or better outlook:

	Column A	Column B
	(Debt Ratings of the Borrower)	(Applicable Ticking Fee Rate)
Level 1	BBB-/Baa3 or higher	0.25%
Level 2	BB+/Ba1	0.30%
Level 3	BB/Ba2	0.375%
Level 4	BB-/Ba3 or lower	0.50%

In the event of a split rating, the Applicable Ticking Fee Rate will be determined by reference to the Level in the grid above in which the higher rating appears, unless the split in the Debt Ratings is two or more Levels apart, in which case the Applicable Ticking Fee Rate will be determined by reference to the Level in the grid that is one higher than the Level in which the lower rating appears. The Debt Ratings shall be determined from the most recent public announcement of any changes in the Debt Ratings. Prior to the public announcement of

Exhibit A-5

Debt Ratings for the Borrower that give effect to the Transactions, the Applicable Ticking Fee Rate will be determined by reference to Level 2 in the grid above.

Default Interest:	Interest on amounts not paid when due will accrue at a rate of 2.0% per annum plus the rate otherwise applicable to such amounts and will be payable on demand (the “Default Interest Rate”).

Interest Payments:	Quarterly for loans bearing interest based upon the Base Rate; on the last day of the applicable interest periods (which will be one, two, three and six months) for loans bearing interest based upon the reserve adjusted Eurodollar Rate (and at the end of every three months, in the case of interest periods longer than three months); and upon each mandatory and voluntary prepayment on the principal amount prepaid, in each case payable in arrears and computed on the basis of a 360-day year or, with respect to loans bearing interest based upon clause (x) of the definition of Base Rate, a 365/366-day year.

Funding Protection and Taxes:	Customary for transactions of this type and substantially the same as the Agreed Precedent and taking into account the Documentation Considerations, including breakage, gross-up for tax withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions (including customary Dodd-Frank and Basel III requirements).

Voluntary Prepayments:	The 364-Day Facility may be prepaid in whole or in part without premium or penalty upon one business day’s (or, in the case of a prepayment of loans bearing interest based upon the reserve adjusted Eurodollar Rate, three business days’) prior written notice, subject to reimbursement of the Lenders’ breakage costs in the case of a prepayment of loans bearing interest based upon the reserve adjusted Eurodollar Rate prior to the last day of the applicable interest period. Voluntary prepayments of the 364-Day Facility may not be reborrowed.

Mandatory Prepayments and

Commitment Reductions:

On or prior to the Closing Date, the aggregate commitments in respect of the 364-Day Facility and, if applicable, the Term Facility, shall be permanently reduced and, after the Closing Date, the Borrower will make the following mandatory prepayments (subject to exceptions and materiality thresholds to be negotiated in the Loan Documents, giving due regard to the Agreed Precedent and taking into account the Documentation Considerations (as defined below)), after giving effect to any prepayment required pursuant to the terms of indebtedness of the Company’s subsidiaries (provided that in no event shall the commitments be reduced prior to the Closing Date as a result of any mandatory prepayment event at the Target or its subsidiaries, except to the extent the net cash proceeds thereof are dividended or distributed to the shareholders of Target (it being understood that dividends and distributions permitted by the Merger Agreement as in

Exhibit A-6

effect on the date hereof shall not reduce the commitments hereunder)):

1.	Incurrence of Indebtedness: Prepayments in an amount equal to 100.0% of the net cash proceeds received from the incurrence of indebtedness for borrowed money (including hybrid securities and debt securities convertible into equity) by the Company or any of its restricted subsidiaries (excluding (i) refinancing of any debt having a stated maturity on or before the date that is 364 days following the Closing Date (provided that, on or after the date the obligations under the 364-Day Facility have been repaid in full, the refinancing of debt having a stated maturity date that is not more than three years following the Closing Date shall be excluded from the mandatory prepayment requirements), (ii) intercompany indebtedness, (iii) ordinary course purchase money, capital lease and equipment lease financings, (iv) other indebtedness having a principal amount of less than $50 million in the aggregate, (v) revolving credit drawings and (vi) certain other indebtedness to be mutually agreed, including the proceeds of debt securities issued in order to fund the redemption of debt securities of the Target and its subsidiaries to the extent the Acquisition results in a “change of control” as defined therein) payable no later than five business days following the date of receipt.

2.	Equity Offerings: Prepayments in an amount equal to 100.0% of the net cash proceeds received from the issuance of any equity securities by the Company (other than issuances pursuant to employee stock plans) payable no later than five business days following the date of receipt.

3.

Asset Sales; Insurance Proceeds: Prepayments in an amount equal to 100.0% of the net cash proceeds (calculated net of taxes and any indebtedness associated with the relevant asset or subsidiary repaid in connection therewith and other customary deductions) received from any direct or indirect sale, assignment or other disposition of any property or assets of the Company or any of its restricted subsidiaries (including the sale or issuance of any equity interest in any subsidiary) that results in receipt of net cash proceeds or insurance or condemnation proceeds paid on account of any loss of any property or assets of the Company or any of its restricted subsidiaries in excess of $10 million with respect to any single asset sale or other event and in excess of $100 million in the aggregate (subject, in the case of insurance or condemnation proceeds, to reinvestment rights substantially the same as the Agreed Precedent and taking into account the Documentation Considerations), payable no later than five business days following the date of receipt, other than (i) sales, transfers or other dispositions of inventory, used or surplus equipment and vehicles (and other

Exhibit A-7

assets to be agreed) in the ordinary course of business, (ii) leases, subleases, licenses or sublicenses of real, personal or intellectual property in the ordinary course of business, (iii) sales, transfers or other dispositions of property to the extent that (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such sale, transfer or other disposition are promptly applied to the purchase price of such replacement property and (iv) sales of equity interests in Kinder Morgan Management, LLC that have been dividended to the Company at any time prior to or following the Closing Date.

All mandatory prepayments will be applied without penalty or premium (except for breakage costs, if any) and will be applied, first, pro rata to loans outstanding under the 364-Day Facility and, second, pro rata to loans outstanding under the Term Facility (as described in Exhibit B to the Commitment Letter). Mandatory prepayments may not be re-borrowed.

Documentation Considerations:	The definitive documentation for the 364-Day Facility will be substantially the same as that certain Credit Agreement dated as of May 30, 2007 among the Borrower, Citibank, N.A., as administrative agent and the other lenders and agents party thereto and related security, collateral and guarantee agreements executed and/or delivered in connection therewith, in each case, as in effect on the date hereof (collectively, the “Agreed Precedent”), and will contain only those conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default expressly set forth in this Term Sheet (it being understood and agreed that only the terms expressly set forth herein are being committed to). The definitive documentation will be negotiated in good faith (including as to (i) operational requirements of the Borrower and its subsidiaries in light of their industries, businesses, business practices and financial accounting and (ii) any difference in size and operational needs between the entities subject to the Agreed Precedent and the Borrower and its Restricted Subsidiaries after giving effect to the Transactions), and shall be consistent with this Term Sheet (as modified to reflect any exercise of “market flex” under the Fee Letter) (it being understood and agreed that such Agreed Precedent may be modified for operational and other similar agency changes to reflect Barclays Bank as Administrative Agent, in each case, in a manner to be reasonably agreed) (collectively, the “Documentation Considerations”).

Representations and Warranties:

The 364-Day Facility will contain such representations and warranties as are usual and customary for financings of this kind, substantially the same as the Agreed Precedent taking into account the Documentation Considerations, and limited to: organization, requisite power and authority, qualification; subsidiaries; due authorization; no

Exhibit A-8

conflict; governmental consents; binding obligation; historical financial statements; projections; no material adverse change after the Closing Date; litigation; payment of taxes; properties; environmental matters; margin stock; status under Investment Company Act; ERISA; intellectual property; Closing Date solvency; disclosure; senior indebtedness; and Patriot Act.

Covenants:	The 364-Day Facility will contain such affirmative and negative covenants by the Borrower and its restricted subsidiaries as are usual and customary for financings of this kind, substantially the same as the Agreed Precedent and taking into account the Documentation Considerations and limited to those set forth below:

Affirmative covenants: The affirmative covenants will include delivery of financial statements and other reports; maintenance of books and records; inspections; maintenance of insurance; payment of taxes; maintenance of existence; material compliance with laws (including environmental laws); ERISA; maintenance of properties; affiliate transactions; fiscal year; additional guarantors and security; use of proceeds; and further assurances with respect to collateral matters.

Negative covenants: The negative covenants will include restrictions on debt, liens, fundamental changes, asset sales, investments, restricted payments, sales and leasebacks and change of business, with exceptions substantially the same as the Agreed Precedent (including, without limitation, the ability to make dividends utilizing 100% of excess cash flow of the Borrower and its restricted subsidiaries, including excess cash flow generated in periods prior to the Closing Date and not previously distributed) and taking into account the Documentation Considerations, except that, for so long as any loans under the 364-Day Facility or Term Facility are outstanding, the ability to incur certain secured debt for borrowed money shall be more restrictive than the Agreed Precedent.

In addition, the Loan Documents shall permit KMK to merge into the Company after the Closing Date, which may include an initial merger into its immediate parent company.

Financial covenant: Commencing with the last day of the fourth full fiscal quarter following the Closing Date, a maximum ratio of Consolidated Total Net Debt (calculated net of cash and cash equivalents to the extent the use thereof for the repayment of indebtedness is not prohibited by law or contract) to Consolidated EBITDA of not greater than 6.00 to 1:00, with no step-downs (such terms to be substantially the same as the Agreed Precedent and taking into account the Documentation Considerations).

The Loan Documents will not contain any “equity cure” right.

Exhibit A-9

Events of Default:	The 364-Day Facility will include such events of default (and, as appropriate, grace periods) as are usual and customary for financings of this kind, substantially the same as the Agreed Precedent and taking into account the Documentation Considerations, and limited to: failure to make principal payments when due and failure to pay interest, fees and other amounts within five business days of due date; cross-default to payment defaults on indebtedness in excess of an amount to be agreed, or to other events if the effect is to accelerate or permit acceleration of such debt; noncompliance with covenants (with notice and cure periods to be agreed); representations and warranties materially incorrect when made or deemed made; bankruptcy/insolvency; unsatisfied judgments or orders in each case in excess of an amount to be agreed that are not covered by insurance within 60-day grace period; change of control; ERISA; actual or asserted invalidity of guarantees or security documents.

Unrestricted Subsidiaries:	Subject to the restricted payment and investment covenants and pro forma compliance (giving effect to such designation) with the financial covenant in the Loan Documents (to the extent such covenant is then effective) and substantially consistent with the Agreed Precedent and taking into account the Documentation Considerations, the Borrower may designate any subsidiary as an Unrestricted Subsidiary and subsequently re-designate any such Unrestricted Subsidiary as a Restricted Subsidiary. Unrestricted Subsidiaries will not be subject to the affirmative or negative covenants or events of default provisions of the Loan Documents, and the results of operations and indebtedness of Unrestricted Subsidiaries will not be taken into account for purposes of calculating any financial ratio or covenant contained in the Loan Documents except to the extent of distributions received therefrom. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of such designation of any indebtedness or liens of such subsidiary existing at such time. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall be treated as an investment. For the avoidance of doubt, Kinder Morgan Energy Partners, L.P., a Delaware limited partnership, Kinder Morgan Management, LLC, a Delaware limited liability company and a subsidiary of the Target previously identified to the Arranger and each of their subsidiaries shall constitute Unrestricted Subsidiaries.

Conditions Precedent to

Borrowing:

The several obligation of each Lender to make, or cause an affiliate to make, loans under the 364-Day Facility on the Closing Date will be subject only to (i) the conditions set forth or referred to in Section 2 of the Commitment Letter (including those specified in Exhibit D thereto), (ii) the accuracy of representations and warranties and (iii) delivery of a customary notice of borrowing, subject, in the case of clause (ii), to the Funding Conditions Provisions (it being understood that, for the avoidance of doubt, the failure of any representation or warranty (other than the Target Representations and the Specified Representations) to be true and correct on the Closing Date (a) will

Exhibit A-10

constitute a default to the extent materially incorrect when made and (b) will not constitute a failure of a condition precedent to borrowing).

Assignments and

Participations:	After the Closing Date, the Lenders may assign all of their loans under the 364-Day Facility, or a part of their loans in an amount of not less than $1.0 million, to their affiliates or one or more banks, financial institutions or other entities that are Eligible Assignees (to be defined in the Loan Documents but in any event to exclude the Borrower and subsidiaries of the Borrower) which are reasonably acceptable to the Administrative Agent and (unless any default or event of default is continuing) the Borrower; provided that such bank, financial institution or other entity shall be deemed reasonably acceptable to the Borrower if the Borrower does not otherwise reject such bank, financial institution or other entity within 5 business days of the date on which approval is requested; provided, further, that assignments made to another Lender, an approved fund of a Lender, an affiliate of a Lender or of an Agent will not be subject to the above minimum assignment amount and consent requirements. The Lenders will also have the right to sell participations, subject only to customary limitations on voting rights, in their respective share of the 364-Day Facility.

Assignments to affiliates of the Borrower (other than its subsidiaries) shall be permitted subject to customary limitations to be mutually agreed.

Amendments and

Required Lenders:	No amendment, modification, termination or waiver of any provision of the Loan Documents will be effective without the written approval of Lenders holding more than 50.0% of the aggregate amount of loans and commitments outstanding under the Credit Facilities (collectively, the “Required Lenders”), except that (i) each Lender directly and adversely affected thereby will be required with respect to (A) reductions of principal, interest or fees, (B) extensions of final maturity or any scheduled date for payment of principal, interest and fees, (C) increases of the commitments and (D) the pro rata payment and sharing provisions, (ii) the consent of 100% of the Lenders will be required with respect to (A) modifications to any of the voting percentages and (B) releases of all or substantially all of the value of the Guarantees or releases of all or substantially all of the Collateral, and (iii) customary protections for the Administrative Agent will be provided.

Indemnity and Expenses:	The 364-Day Facility will provide provisions relating to indemnity, expense reimbursement and related matters substantially the same as the Agreed Precedent and taking into account the Documentation Considerations.

Exhibit A-11

Governing Law and

Jurisdiction:	The 364-Day Facility will provide that the Borrower and the Guarantors will submit to the exclusive jurisdiction and venue of the federal and state courts of the Borough of Manhattan and State of New York and will waive any right to trial by jury. New York law will govern the Loan Documents.

Counsel to the Arranger and

the Administrative Agent:	Latham & Watkins LLP.

Exhibit A-12

Exhibit B

Summary of Terms and Conditions of the Term Facility

This Summary of Terms and Conditions outlines certain terms and conditions of the Term Facility.

Term Facility:	A three-year senior term loan facility (the “Term Facility”) in an aggregate principal amount of $5.0 billion.

Borrower:	The Borrower under the 364-Day Facility, as set forth in Exhibit A to the Commitment Letter.

Guarantors:	All obligations of the Borrower under the Term Facility will be unconditionally guaranteed (the “Guarantees”) by the Guarantors under the 364-Day Facility, as set forth in Exhibit A to the Commitment Letter.

Collateral:	The Term Facility, the Guarantees and any hedging and cash management obligations of the Borrower and the Guarantors owed to a Lender or its affiliates will be secured by the same collateral that secures the 364-Day Facility, as set forth in Exhibit A to the Commitment Letter.

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Bookrunner and Lead Arranger:	Barclays Capital (“Barclays Capital”), the investment banking division of Barclays Bank PLC, will act as bookrunner and lead arranger (in such capacities, the “Arranger”) for the Term Facility and will perform the duties customarily associated with such roles (with “left” placement in all marketing materials or other documentation used in connection with the Term Facility).

Administrative Agent:	Barclays Bank PLC will act as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and will perform the duties customarily associated with such role.

Exhibit B-1

Syndication Agent:	Barclays Capital or, at the option of the Arranger, one or more financial institutions identified by the Arranger and reasonably acceptable to the Company (such acceptance not to be unreasonably withheld, conditioned or delayed) (in such capacity, the “Syndication Agent”).

Documentation Agent:	Barclays Bank PLC or, at the option of the Arranger, one or more financial institutions identified by the Arranger and reasonably acceptable to the Company (such acceptance not to be unreasonably withheld, conditioned or delayed) (in such capacity, the “Documentation Agent” and, together with the Administrative Agent, and the Syndication Agent, the “Agents”).

Co-Arranger(s):	One or more financial institutions identified by Barclays Capital and reasonably acceptable to the Company (such acceptance not to be unreasonably withheld, conditioned or delayed) may be appointed to act as co-arranger with Barclays Capital.

Lenders:	Barclays Bank PLC and/or other banks, financial institutions and institutional lenders selected by the Arranger and reasonably acceptable to the Company (each, a “Lender” and, collectively, the “Lenders”).

Purpose/Use of Proceeds:	The proceeds of the Term Facility will be used to fund, in part, the Acquisition, including paying Transaction Costs.

Availability:	A single drawing may be made under the Term Facility on the Closing Date.

Closing Date:	The Closing Date (as defined in Exhibit A) under the 364-Day Facility.

Maturity:	The maturity date (the “Maturity Date”) of the Term Facility will be the date that is three years after the Closing Date.

Amortization:	The outstanding principal amount of the Term Facility will be payable in an amount equal to $500.0 million on each of the date that is 18 months following the Closing Date, the date that is 24 months following the Closing Date and the date that is 30 months following the Closing Date, with any remaining balance, together with all other amounts owed with respect thereto, payable on the Maturity Date.

Voluntary and mandatory prepayments of term loans shall be applied to scheduled amortization as directed by the Borrower.

Interest Rate:	All amounts outstanding under the Term Facility will bear interest, at the Borrower’s option, at a rate per annum equal to:

(a) the Base Rate plus the Applicable Margin; or

Exhibit B-2

(b) the reserve adjusted Eurodollar Rate plus the Applicable Margin.

“Applicable Margin” means, as of any date of determination, the percentage per annum set forth below under the applicable type of loan opposite the applicable Debt Ratings of the Borrower from Moody’s and S&P, in each case, with a stable or better outlook:

	Debt Ratings of the Borrower	Applicable Margin
		Reserve Adjusted Eurodollar Rate	Base Rate
Level 1	BBB-/Baa3 or higher	3.00%	2.00%
Level 2	BB+/Ba1	3.50%	2.50%
Level 3	BB/Ba2	4.00%	3.00%
Level 4	BB-/Ba3 or lower	4.75%	3.75%

In the event of a split rating, the Applicable Margin will be determined by reference to the Level in the grid above in which the higher rating appears, unless the split in the Debt Ratings is two or more Levels apart, in which case the Applicable Margin will be determined by reference to the Level in the grid that is one higher than the Level in which the lower rating appears. The Debt Ratings shall be determined from the most recent public announcement of any changes in the Debt Ratings. Prior to the public announcement of Debt Ratings for the Borrower that give effect to the Transactions, the Applicable Margin will be determined by reference to Level 2 in the grid above.

“Debt Ratings” means as of any date of determination, the public rating as determined by S&P and Moody’s, as the case may be, of the Borrower’s senior secured non-credit enhanced long-term indebtedness for borrowed money.

As used herein, (i) “Base Rate” means a fluctuating rate per annum equal to the greatest of (x) the rate determined from time to time by Barclays Bank PLC as its prime rate in effect at its principal office in New York City, (y) the Federal Funds effective rate plus  1/2 of 1.0% and (z) the one-month reserve adjusted Eurodollar Rate plus 1.0% and (ii) “reserve adjusted Eurodollar Rate” means a fluctuating rate per annum equal to (x) the rate per annum determined by the Administrative Agent to be the offered rate appearing on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate or (y) if the rate in clause (x)

Exhibit B-3

above does not appear on such page or service or if such page or service is not available, the rate per annum determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate or (z) if the rates in clauses (ii)(x) and (ii)(y) are not available, the Administrative Agent’s offered quotation rate to first class banks in the London interbank market, in each case as adjusted for applicable reserve requirements.

Ticking Fee:	The Company or the Borrower will pay a non-refundable ticking fee calculated at the Applicable Ticking Fee Rate (as defined in Exhibit A to the Commitment Letter) on the total commitments in respect of the Term Facility as set forth in the Commitment Letter on the date hereof, which fee will accrue beginning on the date that is 30 days following the date of the Commitment Letter and will be payable on and through the earlier of (i) the date of termination or expiration of the Commitment Letter or (ii) the Closing Date.

Default Interest:	Interest on amounts not paid when due will accrue at a rate of 2.0% per annum plus the rate otherwise applicable to such amounts and will be payable on demand (the “Default Interest Rate”).

Interest Payments:	Quarterly for loans bearing interest based upon the Base Rate; on the last day of the applicable interest periods (which will be one, two, three and six months or, if available to all Lenders, nine or twelve months) for loans bearing interest based upon the reserve adjusted Eurodollar Rate (and at the end of every three months, in the case of interest periods longer than three months); and upon each mandatory and voluntary prepayment on the principal amount prepaid, in each case payable in arrears and computed on the basis of a 360-day year or, with respect to loans bearing interest based upon clause (x) of the definition of Base Rate, a 365/366-day year.

Funding Protection and Taxes:	Customary for transactions of this type and substantially the same as the Agreed Precedent and taking into account the Documentation Considerations, including breakage, gross-up for tax withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions (including customary Dodd-Frank and Basel III requirements).

Voluntary Prepayments:	The Term Facility may be prepaid in whole or in part without premium or penalty upon one business day’s (or, in the case of a prepayment of loans bearing interest based upon the reserve adjusted Eurodollar Rate, three business days’) prior written notice, subject to reimbursement of the Lenders’ breakage costs in the case of a prepayment of loans bearing interest based upon the reserve adjusted Eurodollar Rate prior to the last day of the applicable interest period. Voluntary prepayments of the Term Facility may not be reborrowed.

Mandatory Prepayments:	As set forth in Exhibit A to the Commitment Letter; provided that mandatory prepayments of the Term Facility in any 12-month period

Exhibit B-4

following the Closing Date shall be applied to reduce the scheduled amortization payment for such period.

Documentation Considerations:	As set forth in Exhibit A to the Commitment Letter.

Representations and Warranties:	The Term Facility will contain representations and warranties that are substantially identical to the 364-Day Facility’s representations and warranties.

Covenants:	The Term Facility will contain affirmative and negative covenants and a financial covenant by the Borrower and the Restricted Subsidiaries substantially identical to the 364-Day Facility’s affirmative and negative covenants and financial covenant.

Events of Default:	The Term Facility will include events of default (and, as appropriate, grace periods) substantially identical to the 364-Day Facility’s events of default.

Unrestricted Subsidiaries:	As set forth in Exhibit A to the Commitment Letter.

Conditions Precedent to Borrowing:	The several obligation of each Lender to make, or cause an affiliate to make, loans under the Term Facility on the Closing Date will be subject only to (i) the conditions set forth or referred to in Section 2 of the Commitment Letter (including those specified in Exhibit D thereto), (ii) the accuracy of representations and warranties, and (iii) delivery of a customary notice of borrowing, subject, in the case of clause (ii), to the Funding Conditions Provisions (it being understood that, for the avoidance of doubt, the failure of any representation or warranty (other than the Target Representations and the Specified Representations) to be true and correct on the Closing Date (a) will constitute a default to the extent materially incorrect when made and (b) will not constitute a failure of a condition precedent to borrowing).

Assignments and Participations:

After the Closing Date, the Lenders may assign all of their loans under the Term Facility, or a part of their loans in an amount of not less than $1.0 million, to their affiliates or one or more banks, financial institutions or other entities that are Eligible Assignees (to be defined in the Loan Documents but in any event to exclude the Borrower and subsidiaries of the Borrower) which are reasonably acceptable to the Administrative Agent and (unless any default or event of default is continuing) the Borrower; provided that such bank, financial institution or other entity shall be deemed reasonably acceptable to the Borrower if the Borrower does not otherwise reject such bank, financial institution or other entity within 5 business days of the date on which approval is requested; provided, further, that assignments made to another Lender, an approved fund of a Lender, an affiliate of a Lender or of an Agent will not be subject to the above minimum

Exhibit B-5

assignment amount and consent requirements. The Lenders will also have the right to sell participations, subject to customary limitations on voting rights, in their respective share of the Term Facility.

Assignments to affiliates of the Borrower (other than its subsidiaries) shall be permitted subject to customary limitations to be mutually agreed.

Amendments and Required Lenders:	As set forth in Exhibit A to the Commitment Letter.

Indemnity and Expenses:	The Term Facility will provide provisions relating to indemnity, expense reimbursement and related matters substantially identical to the 364-Day Facility.

Governing Law and Jurisdiction:	The Term Facility will provide that the Borrower and the Guarantors will submit to the exclusive jurisdiction and venue of the federal and state courts of the Borough of Manhattan and State of New York and will waive any right to trial by jury. New York law will govern the Loan Documents.

Counsel to the Arranger and the

Administrative Agent:	Latham & Watkins LLP.

Exhibit B-6

Exhibit C

Summary of Terms and Conditions of the Revolving Facility

This Summary of Terms and Conditions outlines certain terms and conditions of the Revolving Facility.

Revolving Facility:	Subject to reductions as set forth herein, a senior revolving credit facility (the “Revolving Facility”) in an aggregate principal amount of $1.5 billion.

Borrower:	The Borrower under the 364-Day Facility, as set forth in Exhibit A to the Commitment Letter.

Guarantors:	All obligations of the Borrower under the Revolving Facility will be unconditionally guaranteed (the “Guarantees”) by the Guarantors under the 364-Day Facility, as set forth in Exhibit A to the Commitment Letter.

Collateral:	The Revolving Facility, the Guarantees and any hedging and cash management obligations of the Borrower and the restricted subsidiaries owed to a Lender or its affiliates will be secured by the same collateral that secures the 364-Day Facility, as set forth in Exhibit A to the Commitment Letter.

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Bookrunner and Lead Arranger:	Barclays Capital (“Barclays Capital”), the investment banking division of Barclays Bank PLC, will act as bookrunner and lead arranger (in such capacities, the “Arranger”) for the Revolving Facility and will perform the duties customarily associated with such roles.

Administrative Agent:	Barclays Bank PLC will act as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and will perform the duties customarily associated with such role.

Exhibit C-1

Syndication Agent:	Barclays Capital or, at the option of the Arranger, one or more financial institutions identified by the Arranger and reasonably acceptable to the Company (such acceptance not to be unreasonably withheld, conditioned or delayed) (in such capacity, the “Syndication Agent”).

Documentation Agent:	Barclays Bank PLC or, at the option of the Arranger, one or more financial institutions identified by the Arranger and reasonably acceptable to the Company (such acceptance not to be unreasonably withheld, conditioned or delayed) (in such capacity, the “Documentation Agent” and, together with the Administrative Agent, and the Syndication Agent, the “Agents”).

Lenders:	Barclays Bank PLC and/or other banks, financial institutions and institutional lenders selected by the Arranger and reasonably acceptable to the Company (each, a “Lender” and, collectively, the “Lenders”).

Purpose/Use of Proceeds:	The proceeds of the Revolving Facility will be used to fund, in part, the Acquisition, including paying Transaction Costs, and for ongoing working capital and other general corporate purposes.

Swing Line Loans:	At the Borrower’s option, a portion of the Revolving Facility to be mutually agreed upon may be made available as swing line loans by Barclays Bank PLC (in such capacity, the “Swing Line Lender”) or another Lender acceptable to the Borrower and the Administrative Agent on same-day notice. Any such Swing Line Loans will reduce availability under the Revolving Facility on a dollar-for-dollar basis and will bear interest at a rate per annum equal to the interest rate applicable to loans under the Revolving Facility bearing interest based upon the Base Rate. Each Lender under the Revolving Facility will acquire an irrevocable and unconditional pro rata participation in each Swing Line Loan.

The definitive documentation relating to the Revolving Facility will contain customary provisions to protect the Swing Line Lender in the event any Lender under the Revolving Facility is a “Defaulting Lender” (to be defined in a mutually acceptable manner).

Letters of Credit:

At the Borrower’s option, up to $300 million of the Revolving Facility may be made available for the issuance of standby letters of credit (“Letters of Credit”) by Barclays Bank PLC (in such capacity, the “Issuing Bank”) or another Lender acceptable to the Borrower and the Administrative Agent. The face amount of any outstanding Letters of Credit will reduce availability under the Revolving Facility on a dollar-for-dollar basis. No Letter of Credit will have an expiration date after the earlier of (i) one year after the date of issuance, unless the Issuing Bank otherwise agrees and (ii) five business days prior to the Maturity Date for the Revolving Facility. Drawings under any Letter of Credit will be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Facility loans) on the

Exhibit C-2

next business day. Each Lender under the Revolving Facility will acquire an irrevocable and unconditional pro rata participation in each Letter of Credit.

The definitive documentation relating to the Revolving Facility will contain customary provisions to protect the Issuing Bank in the event any Lender under the Revolving Facility is a Defaulting Lender.

Availability:	Amounts available under the Revolving Facility may be borrowed, repaid and reborrowed on and after the Closing Date until the Maturity Date.

Mandatory Reduction of Commitments:	In addition to the provisions set forth in the Commitment Letter with respect to assignment and syndication of the commitments prior to the Closing Date, the commitments of the Commitment Party with respect to the Revolving Facility shall be further reduced prior to the Closing Date as follows:

(a) upon the effectiveness of the Required Amendment (as defined below) the commitment of Barclays in respect of the Revolving Facility shall be reduced to $500 million, such commitment to be implemented by increasing the revolving commitments under the Existing KMK Credit Agreement (as defined below); and

(b) upon the Borrower’s receipt of incremental commitments under that certain Credit Agreement dated as of May 30, 2007 among the Borrower, Citibank, N.A., as administrative agent and the other lenders and agents party thereto (the “Existing KMK Credit Agreement”), Barclays commitment in respect of the Revolving Facility shall be reduced on a dollar-for-dollar basis by the amount of such incremental commitments.

For purposes hereof, the “Required Amendment” shall mean the amendment (or amendment and restatement) of the Existing KMK Credit Agreement and the security documents executed in connection therewith to permit the occurrence of the Transactions, including the specific amendments described on Annex I to this Exhibit C.

Closing Date:	The Closing Date (as defined in Exhibit A) under the 364-Day Facility.

Maturity:	The maturity date (the “Maturity Date”) of the Revolving Facility will be May 30, 2013.

Amortization:	All loans outstanding under the Revolving Facility will be due and payable on the Maturity Date.

Interest Rate:	All amounts outstanding under the Revolving Facility will bear interest, at the Borrower’s option, at a rate per annum equal to:

Exhibit C-3

(a) the Base Rate plus the Applicable Margin; or

(b) the reserve adjusted Eurodollar Rate plus the Applicable Margin.

“Applicable Margin” means, as of any date of determination, the percentage per annum set forth below under the applicable type of loan opposite the applicable Debt Ratings of the Borrower from Moody’s and S&P, in each case, with a stable or better outlook:

	Debt Ratings of the Borrower	Applicable Margin
		Reserve Adjusted Eurodollar Rate	Base Rate
Level 1	BBB-/Baa3 or higher	2.50%	1.50%
Level 2	BB+/Ba1	3.00%	2.00%
Level 3	BB/Ba2	3.50%	2.50%
Level 4	BB-/Ba3 or lower	4.25%	3.25%

In the event of a split rating, the Applicable Margin will be determined by reference to the Level in the grid above in which the higher rating appears, unless the split in the Debt Ratings is two or more Levels apart, in which case the Applicable Margin will be determined by reference to the Level in the grid that is one higher than the Level in which the lower rating appears. The Debt Ratings shall be determined from the most recent public announcement of any changes in the Debt Ratings. Prior to the public announcement of Debt Ratings for the Borrower that give effect to the Transactions, the Applicable Margin will be determined by reference to Level 2 in the grid above.

“Debt Ratings” means as of any date of determination, the public rating as determined by S&P and Moody’s, as the case may be, of the Borrower’s senior secured non-credit enhanced long-term indebtedness for borrowed money.

As used herein, (i) “Base Rate” means a fluctuating rate per annum equal to the greatest of (x) the rate determined from time to time by Barclays Bank PLC as its prime rate in effect at its principal office in New York City, (y) the Federal Funds effective rate plus  1/2 of 1.0% and (z) the one-month reserve adjusted Eurodollar Rate plus 1.0% and (ii) “reserve adjusted Eurodollar Rate” means a fluctuating rate per annum equal to (x) the rate per annum determined by the Administrative Agent to be the offered rate appearing on the page of

Exhibit C-4

the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate or (y) if the rate in clause (x) above does not appear on such page or service or if such page or service is not available, the rate per annum determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate or (z) if the rates in clauses (ii)(x) and (ii)(y) are not available, the Administrative Agent’s offered quotation rate to first class banks in the London interbank market, in each case as adjusted for applicable reserve requirements.

Ticking Fee:	The Company or the Borrower will pay a non-refundable ticking fee calculated at the Applicable Ticking Fee Rate (as defined in Exhibit A to the Commitment Letter) on the total commitments in respect of the Revolving Facility as set forth in the Commitment Letter on the date hereof, which fee will accrue beginning on the date that is 30 days following the date of the Commitment Letter and will be payable on and through the earlier of (i) the date of termination or expiration of the Commitment Letter (or the date on which you irrevocably terminate such commitments) or (ii) the Closing Date.

Commitment Fees:	Commitment fees equal to (a) the rate per annum (“Applicable Commitment Fee Rate”) set forth in Column B below opposite the applicable Debt Ratings from Moody’s and S&P set forth in Column A below, in each case, with a stable or better outlook, times (b) the daily average undrawn portion of the Revolving Facility (reduced by the face amount of Letters of Credit issued and outstanding) will accrue from the Closing Date and will be payable quarterly in arrears:

	Column A (Debt Ratings of the Borrower)	Column B (Applicable Commitment Fee Rate)
Level 1	BBB-/Baa3 or higher	0.25%
Level 2	BB+/Ba1	0.30%
Level 3	BB/Ba2	0.375%
Level 4	BB-/Ba3 or lower	0.50%

In the event of a split rating, the Applicable Commitment Fee Rate will be determined by reference to the Level in the grid above in which the higher rating appears, unless the split in the Debt Ratings is two or more Levels apart, in which case the Applicable Commitment Fee Rate will be determined by reference to the Level in the grid that is one higher than the Level in which the lower rating appears. The Debt Ratings shall be determined from the most recent public announcement of any changes in the Debt Ratings.

Exhibit C-5

Prior to the public announcement of Debt Ratings for the Borrower that give effect to the Transactions, the Applicable Commitment Fee Rate will be determined by reference to Level 2 in the grid above.

Swing Line Loans will, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Revolving Facility.

Letter of Credit Fees:	A fee per annum equal to (i) the applicable margin then in effect for loans bearing interest at the reserve adjusted Eurodollar Rate made under the Revolving Facility, times (ii) the average daily maximum aggregate amount available to be drawn under all Letters of Credit, will be payable quarterly in arrears to the Lenders under the Revolving Facility. In addition, a fronting fee, to be mutually agreed upon between the issuer of each Letter of Credit and the Borrower, will be payable to such issuer, as well as certain customary fees assessed thereby.

Default Interest:	Interest on amounts not paid when due will accrue at a rate of 2.0% per annum plus the rate otherwise applicable to such amounts and will be payable on demand (the “Default Interest Rate”).

Interest Payments:	Quarterly for loans bearing interest based upon the Base Rate; on the last day of the applicable interest periods (which will be one, two, three and six months or, if available to all Lenders, nine or twelve months) for loans bearing interest based upon the reserve adjusted Eurodollar Rate (and at the end of every three months, in the case of interest periods longer than three months); and upon each mandatory and voluntary prepayment on the principal amount prepaid, in each case payable in arrears and computed on the basis of a 360-day year or, with respect to loans bearing interest based upon clause (x) of the definition of Base Rate, a 365/366-day year.

Funding Protection and Taxes:	Customary for transactions of this type and substantially the same as the Agreed Precedent and taking into account the Documentation Considerations, including breakage, gross-up for tax withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions (including customary Dodd-Frank and Basel III requirements).

Voluntary Prepayments:	The Revolving Facility may be prepaid in whole or in part without premium or penalty upon one business day’s (or, in the case of a prepayment of loans bearing interest based upon the reserve adjusted Eurodollar Rate, three business days’) prior written notice, subject to reimbursement of the Lenders’ breakage costs in the case of a prepayment of loans bearing interest based upon the reserve adjusted Eurodollar Rate prior to the last day of the applicable interest period.

Mandatory Prepayments:

The Borrower shall repay the Revolving Facility to the extent that the extensions of credit exceed the commitments under the Revolving Facility. Letters of Credit will be cash collateralized or replaced to the

Exhibit C-6

extent such extensions of credit exceed the commitments under the Revolving Facility.

Documentation Considerations:	As set forth in Exhibit A to the Commitment Letter; provided that the Revolving Facility will be documented in a separate credit agreement from the 364-Day Facility and the Term Facility.

Representations and Warranties:	The Revolving Facility will contain representations and warranties that are substantially identical to the 364-Day Facility’s representations and warranties.

Covenants:	The Revolving Facility will contain affirmative and negative covenants and a financial covenant by the Borrower and the Restricted Subsidiaries substantially identical to the 364-Day Facility’s affirmative and negative covenants and financial covenant.

Events of Default:	The Revolving Facility will include events of default (and, as appropriate, grace periods) substantially identical to the 364-Day Facility’s events of default.

Unrestricted Subsidiaries:	As set forth in Exhibit A to the Commitment Letter.

Conditions Precedent to

Initial Borrowing:	The several obligation of each Lender to make, or cause an affiliate to make, loans under the Revolving Facility on the Closing Date will be subject only to (i) the conditions set forth or referred to in Section 2 of the Commitment Letter (including those specified in Exhibit D thereto), (ii) the accuracy of representations and warranties, and (iii) delivery of a customary notice of borrowing, subject, in the case of clause (ii), to the Funding Conditions Provisions (it being understood that, for the avoidance of doubt, the failure of any representation or warranty (other than the Target Representations and the Specified Representations) to be true and correct on the Closing Date (a) will constitute a default to the extent materially incorrect when made and (b) will not constitute a failure of a condition precedent to borrowing).

Conditions to Subsequent Borrowings:	Each borrowing (other than the initial borrowing on the Closing Date) shall be subject to the following conditions: (i) the accuracy of representations and warranties in all material respects (or, to the extent otherwise qualified by materiality, in all respects), (ii) the absence of any default or event of default and (iii) delivery of a customary notice of borrowing.

Assignments and Participations:

After the Closing Date, the Lenders may assign all of their loans and commitments under the Revolving Facility, or a part of their loans and commitments in an amount of not less than $5.0 million, to their affiliates or one or more banks, financial institutions or other entities

Exhibit C-7

that are Eligible Assignees (to be defined in the Loan Documents but in any event to exclude the Borrower and affiliates of the Borrower) which are reasonably acceptable to the Administrative Agent, the Swing Line Lender, the Issuing Bank and (unless any default or event of default is continuing) the Borrower; provided that such bank, financial institution or other entity shall be deemed reasonably acceptable to the Borrower if the Borrower does not otherwise reject such bank, financial institution or other entity within 5 business days of the date on which approval is requested; provided, further, that assignments made to another Lender, an approved fund of a Lender, an affiliate of a Lender or of an Agent will not be subject to the above minimum assignment amount and consent requirements. The Lenders will also have the right to sell participations, subject to customary limitations on voting rights, in their respective share of the Revolving Facility.

Amendments and Required Lenders:	As set forth in Exhibit A to the Commitment Letter; provided that the voting rights of Defaulting Lenders will be subject to certain limitations to be agreed.

Indemnity and Expenses:	The Revolving Facility will provide provisions relating to indemnity, expense reimbursement and related matters substantially identical to the 364-Day Facility.

Governing Law and Jurisdiction:	The Revolving Facility will provide that the Borrower and the Guarantors will submit to the exclusive jurisdiction and venue of the federal and state courts of the Borough of Manhattan and State of New York and will waive any right to trial by jury. New York law will govern the Loan Documents.

Counsel to the Arranger and

the Administrative Agent:	Latham & Watkins LLP.

Exhibit C-8

ANNEX I TO EXHIBIT C

Required Amendment

The Required Amendment shall include the following specific amendments to the Existing KMK Credit Agreement and related security documentation:

1. The amendment of the security documentation to allow for the pari passu liens securing the 364-Day Facility and the Term Facility (collectively, the “Acquisition Debt”), in addition to the existing secured notes of the Borrower (it being understood that such amendments to the security documents shall provide for the enforcement of security interests to be governed by a vote of the Required Secured Parties (to be defined as Lenders holding, as of any date of determination, a majority of the sum of the (i) outstanding revolving loans (and to the extent not terminated, revolving commitments), (ii) outstanding loans under the 364-Day Facility and (iii) outstanding loans under the Term Facility;

2. Amendments to Section 10.1 and Section 10.2 of the Existing KMK Credit Agreement to permit the secured Acquisition Debt and related secured guarantees contemplated by the Term Sheets;

3. Amendments to Section 10.3 and Section 10.5 of the Existing KMK Credit Agreement to expressly permit the consummation of the Acquisition as a Permitted Acquisition thereunder (and, to the extent contemplated, to permit KMK to merge into the Company with the Company being the surviving person);

4. An amendment to Section 10.4 of the Existing KMK Credit Agreement to clearly permit the asset dispositions contemplated to repay the Acquisition Debt as set forth in the Borrower’s projections previously provided to the Arranger;

5. An amendment to the leverage ratio covenant set forth in Section 10.9 of the Existing KMK Credit Agreement so that such leverage ratio covenant is the same as the leverage ratio covenant in the 364-Day Facility;

6. An amendment to the definition of “Applicable Amount” in the Existing KMK Credit Agreement to modify the proviso in clause (i) thereof which applies a “Consolidated Total Debt to Consolidated EBITDA Ratio” test to the use of the Applicable Amount in Sections 10.6(c)(ii) and 10.7(a)(i)(B) of the Existing KMK Credit Agreement to indicate that such “Consolidated Total Debt to Consolidated EBITDA Ratio” test shall only apply on or after the last day of the fourth full fiscal quarter following the Closing Date;

7. An amendment to the Existing KMK Credit Agreement to permit all existing indebtedness and liens at the Target and its subsidiaries other than the existing revolving facility of the Target; and

8. An amendment to the Existing KMK Credit Agreement to permit incremental commitments thereunder to be increased by $500 million subject only to the conditions to funding the Credit Facilities set forth in Section 2 of the Commitment Letter, the sections entitled “Conditions Precedent to Borrowing” and “Conditions Precedent to Initial Borrowing” in the Term Sheets and Exhibit D to the Commitment Letter.

Exhibit C-I-1

Exhibit D

Summary of Conditions Precedent to the Credit Facilities

This Summary of Conditions Precedent outlines certain of the conditions precedent to the Credit Facilities.

1.	Concurrent Transactions: The terms of the Merger Agreement (including all exhibits, schedules, annexes and other attachments thereto) and all related documents shall be reasonably satisfactory to the Arranger (it being agreed that the Merger Agreement dated October 16, 2011 provided to the Arranger is reasonably satisfactory to the Arranger). The Acquisition shall have been consummated or will be consummated concurrently with the funding under the Credit Facilities in accordance with the Merger Agreement; provided that no amendment, modification or waiver of any term thereof or any condition to the Company’s obligation to consummate the Acquisition thereunder (other than any such amendment, modification or waiver that is not materially adverse to any material interest of the Lenders) shall be made or granted, as the case may be, without the prior written consent of the Arranger. The execution, delivery and borrowings under the Loan Documents on the Closing Date and the consummation of the Acquisition shall not result in a default under any agreement (other than any Loan Document) governing any material debt for borrowed money of the Company, the Target or any of their respective subsidiaries, in each case after giving effect to the consummation of the Transactions and except to the extent any such default with respect to any such debt of the Target or any of its subsidiaries would not reasonably be expected to result in a Company Material Adverse Effect (it being understood that the absence of a “change of control” under the existing debt securities of the Target and its subsidiaries shall not be a condition precedent to the Credit Facilities).

2.	Termination of Existing Credit Facility of Target. The Arranger shall have received evidence that the existing credit facility of the Target shall have been, or concurrently with the consummation of the Acquisition shall be, terminated and repaid in full pursuant to customary payoff documentation, including evidence of the release of liens granted in connection therewith.

3.	Financial Statements. The Arranger shall have received (i) unqualified audited financial statements of the Company and the Target for each of the three fiscal years ending more than 90 days prior to the Closing Date, (ii) unaudited financial statements for any quarterly interim period or periods of the Company and the Target ending more than 45 days prior to the Closing Date, together with unaudited financial statements for the corresponding period of the prior year (all of which shall have been reviewed by the independent accountants for the Company and the Target (as applicable) as provided in the Statement on Auditing Standards No. 100), and (iii) the pro forma financial statements provided in the Joint Proxy/Information Statement (as defined in the Merger Agreement), in each case contemplated by clauses (i), (ii) and (iii), meeting the requirements of Regulation S-X for Form S-1 registration statements.

4.	Collateral. With respect to the Credit Facilities, all documents and instruments required to create (solely in the case of real property mortgages, subject to the Funding Conditions Provisions) and perfect (subject in all respects to the Funding Conditions Provisions) the Administrative Agent’s security interest in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing.

5.

Patriot Act. The Administrative Agent and the Arranger shall have received all documentation and other information about the Borrower and the Guarantors as required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and

Exhibit D-1

regulations, including without limitation the PATRIOT Act, to the extent reasonably requested by any Lender to the Administrative Agent and conveyed by the Administrative Agent to the Borrower in writing at least 10 days prior to the Closing Date.

6.	Loan Documents. The execution and delivery of (i) Loan Documents consistent with the Commitment Letter and Term Sheets, subject to the Funding Conditions Provisions set forth in the Commitment Letter and (ii) customary legal opinions, customary evidence of authorization, customary officer’s certificates, good standing certificates (to the extent applicable) and a solvency certificate of the Company’s chief financial officer (certifying that, after giving effect to the Transactions, the Company and its subsidiaries on a consolidated basis are solvent) in substantially the form of Annex I attached hereto.

7.	Fees and Expenses. All fees required to be paid on the Closing Date pursuant to the Fee Letter and the Agency Fee Letter and all reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least two business days prior to the Closing Date, shall, upon the initial borrowing under the Credit Facilities, have been paid (which amounts may be offset against the proceeds of the Credit Facilities).

Exhibit D-2

SOLVENCY CERTIFICATE

[                    ], 201[    ]

This Solvency Certificate (this “Certificate”) is furnished to the Administrative Agent and the Lenders pursuant to Section [            ] of the Credit Agreement, dated as of                     , 201[    ], among [                    ] (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.4

I, [                    ], the Chief Financial Officer of the Company (after giving effect to the Transactions), in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of the Company that as of the date hereof, after giving effect to the consummation of the Transactions (including the execution and delivery of the Merger Agreement and the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof):

1. The sum of the liabilities (including contingent liabilities) of the Company and its subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of the Company and its subsidiaries, on a consolidated basis.

2. The present fair saleable value of the assets of the Company and its subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of the Company and its subsidiaries as they become absolute and matured.

3. The capital of the Company and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

4. The Company and its subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).

5. The Company and its subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

6. For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

7. In reaching the conclusions set forth in this Certificate, the undersigned has (i) reviewed the Credit Agreement and other Loan Documents referred to therein and such other documents deemed revelant, (ii) reviewed the financial statements (including the pro forma financial statements) referred to in Section [    ] of the Credit Agreement (the “Financial Statements”) and (iii) made such other investigations and inquiries as the undersigned has deemed appropriate. The undersigned is familiar with the financial performance and prospects of the Company and its Subsidiaries and hereby confirms that the

4	Note: Description to be modified to reflect the description of the final Credit Agreement. Defined terms used herein shall also be modified to reflect the defined terms used in the Loan Documents.

Exhibit D-I-1

ANNEX I

Financial Statements were prepared in good faith and fairly present, in all material respects, on a pro forma basis as of [            ] (after giving effect to the Transactions), the Company’s and its Subsidiaries’ consolidated financial condition.

8. The financial information and assumptions which underlie and form the basis for the representations made in this Certificate were fair and reasonable when made and were made in good faith and continue to be fair and reasonable as of the date hereof.

9. The undersigned confirms and acknowledges that the Lead Arrangers, the Administrative Agent and the Lenders are relying on the truth and accuracy of this Certificate in connection with the Commitments and Loans under the Credit Agreement.

[Remainder of Page Intentionally Left Blank]

Exhibit D-I-2

IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

[COMPANY]

By:
Name:
Title: Chief Financial Officer

Exhibit D-I-3

Exhibit E

Form of Joinder Agreement

PERSONAL AND CONFIDENTIAL

[                    ], 20[    ]

Barclays Capital

745 Seventh Avenue

New York, New York 10019

Attention: [                    ]

Kinder Morgan, Inc.

One Allen Center

500 Dallas Street, Suite 1000

Houston, TX 77002

Attention: [                    ]

Joinder Agreement

Ladies and Gentlemen:

Reference is made to the Commitment Letter dated October 16, 2011 (together with all exhibits, schedules and annexes thereto, the “Commitment Letter”) between Barclays Capital (“Barclays Capital”), the investment banking division of Barclays Bank PLC (“Barclays Bank” or the “Commitment Party” and, together with Barclays Capital, “Barclays,” “we” or “us”) and Kinder Morgan, Inc., a Delaware corporation (the “Company”). Unless otherwise defined herein, capitalized terms used herein have the meanings assigned to them in the Commitment Letter.

This joinder agreement to the Commitment Letter (this “Joinder Agreement”) sets forth the understanding of the parties hereto regarding the participation of each party identified on the signature pages hereof as an “Additional Commitment Party” (collectively, the “Additional Commitment Parties” and together with Barclays Bank, the “Commitment Parties”) in the financing of the Credit Facilities.

Each Additional Commitment Party hereby commits to provide to the Company, on a several but not joint basis, in each case on the same terms and conditions as are applicable to Barclays Bank’s commitments in respect of the Credit Facilities under the Commitment Letter (each such commitment of a Commitment Party, its “Commitment,” and, collectively, the “Commitments”), the principal amount of the Credit Facilities set forth opposite such Commitment Party’s name on Schedule I attached hereto. For the avoidance of doubt, the commitments of Barclays Bank under the Commitment Letter shall be reduced on a dollar-for-dollar basis by the aggregate amount of the Commitments of each Permitted Lender upon execution of this Joinder Agreement by each of the parties hereto, such that, as of the date of this Joinder Agreement, the Commitment of each Commitment Party is as set forth on Schedule I.

Each Additional Commitment Party acknowledges receipt of a copy of the Commitment Letter and shall be deemed to be a party to the Commitment Letter as a “Commitment Party” in accordance with, and to

Exhibit E-1

the extent set forth in, this Joinder Agreement. Each Additional Commitment Party hereby agrees that (i) the syndication of the Credit Facilities shall be managed by the Arranger until the Arranger determines that the Credit Facilities have been successfully syndicated, (ii) its Commitment shall not be syndicated and (iii) it shall vote, and cause its controlled affiliates to vote, all of the Loans and Commitments (each as defined in the Existing KMK Credit Agreement) held by it and its controlled affiliates in favor of the Required Amendment.

As consideration for the Commitments and agreements of each Additional Commitment Party, the Company agrees that the [Initial Commitment Fees, the Revolving Facility Initial Commitment Fees, the Upfront Fees, the Revolving Facility Upfront Fees, the Extension Fee and the Funding Fees] described in the Fee Letter, as applicable, shall be allocable to the Additional Commitment Parties, as applicable, in accordance with their respective commitments. The Company further agrees that in no event shall the fees payable to any Additional Commitment Party (as a percentage of the Commitment of such Additional Commitment Party) exceed the fees payable to Barclays (as a percentage of the Commitment of Barclays Bank).

Each party hereto hereby agrees that (i) each Additional Commitment Party shall be bound by the terms and conditions of the Commitment Letter, and shall have all the rights and obligations with respect to its Commitment, to the same extent as the same are applicable to Barclays Bank in its capacity as a Commitment Party and (ii) the Commitment Letter shall be deemed amended such that each reference to “Commitment Party” in the Commitment Letter shall be deemed to refer to the “Commitment Parties,” in each case on a several and not joint basis; provided, however, that this paragraph shall not apply to, and the Additional Commitment Parties shall not have any rights or benefits (except as expressly set forth herein) with respect to, (a) roles or titles assigned to Barclays Capital and Barclays Bank with respect to the Credit Facilities set forth in the Commitment Letter, (b) the provisions of the Commitment Letter applicable to the Arranger and the Administrative Agent in their capacities as such and (c) any provisions of the Fee Letter (except as expressly provided herein) or the Agency Fee Letter.

This Joinder Agreement may not be assigned by (i) the Company without the prior written consent of each Commitment Party or (ii) any Additional Commitment Party without the prior written consent of each of the Company and Barclays (and, in each case, any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person (including your equity holders, employees or creditors) other than the parties hereto (and any Indemnified Person). Notwithstanding the foregoing, each Additional Commitment Party may assign its Commitment and agreements hereunder, in whole or in part, to any of its affiliates (provided that any such assignment to an affiliate shall not relieve such Additional Commitment Party of its obligations to fund such assigned portion of its Commitment hereunder unless such assignment was approved by the Company).

This Joinder Agreement may not be amended or any term or provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. Each of the Company and Barclays hereby agrees that no amendment, waiver, supplement or other modification to the Commitment Letter shall be entered into unless the parties thereto and each Additional Commitment Party shall have consented thereto in writing.

This Joinder Agreement may be executed in any number of counterparts, each of which when executed will be an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Joinder Agreement by facsimile or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

Exhibit E-2

This Joinder Agreement (including, for the avoidance of doubt, all of the terms of the Commitment Letter incorporated by reference herein) is the only agreement that has been entered into among the Company and each Additional Commitment Party with respect to the Credit Facilities and sets forth the entire understanding of the parties with respect thereto. No individual has been authorized by any Additional Commitment Party or any of its respective affiliates to make any oral or written statements that are inconsistent with this Joinder Agreement. Following the execution and delivery of this Joinder Agreement by each of the parties hereto, the Commitment Letter and this Joinder Agreement shall be construed as a single instrument to the extent necessary to give effect to the provisions hereof. Notwithstanding any provision hereof or of the Commitment Letter, each party hereto hereby agrees that all obligations of each Commitment Party, whether pursuant hereto or pursuant to the Commitment Letter, shall be several and not joint obligations.

ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT, PROCEEDING OR CLAIM ARISING IN CONNECTION WITH OR AS A RESULT OF ANY MATTER REFERRED TO IN THIS JOINDER AGREEMENT IS HEREBY IRREVOCABLY WAIVED BY THE PARTIES HERETO. THIS JOINDER AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Each of the parties hereto hereby irrevocably (i) submits, for itself and its property, to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan, and (b) the United States District Court for the Southern District of New York and any appellate court from any such court, in any action, suit, proceeding or claim arising out of or relating to this Joinder Agreement or the performance of services contemplated hereunder, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action, suit, proceeding or claim may be heard and determined in such New York State court or such Federal court, (ii) waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any action, suit, proceeding or claim arising out of or relating to this Joinder Agreement or the performance of services contemplated hereunder in any such New York State or Federal court and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action, suit, proceeding or claim in any such court. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan.

This Joinder Agreement (including, for the avoidance of doubt, all of the terms of the Commitment Letter incorporated by reference herein) and the other terms and conditions contained herein shall be subject to the same confidentiality provisions applicable to the Commitment Letter as provided in Section 8 of the Commitment Letter.

Each Additional Commitment Party acknowledges that it has, independently and without any reliance upon Barclays or any of its affiliates, or any of their respective officers, directors, employees, agents, advisors or representatives, and based on the financial statements of the Company, the Target and their respective subsidiaries and such other documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Joinder Agreement and to provide its Commitment.

The compensation, reimbursement, indemnification, confidentiality, jurisdiction, venue and governing law provisions contained herein or incorporated herein by reference to the Commitment Letter will survive any termination or completion of the arrangements contemplated by this Joinder Agreement, the Commitment Letter or each Commitment Party’s Commitment, including without limitation whether or not the Loan Documents are executed and delivered and whether or not the Credit Facilities are made available or any loans under the Credit Facilities are disbursed.

Exhibit E-3

Except as otherwise provided herein, the Commitments of each Additional Commitment Party and its agreement to provide the services described herein will terminate upon notification by Barclays and the Company to the Additional Commitment Parties that the Commitment Letter has terminated in accordance with its terms.

[The remainder of this page is intentionally left blank.]

Exhibit E-4

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof by returning to us an executed counterpart hereof.

Very truly yours,

[ ], as an Additional Commitment Party

By:
Name:
Title:

[ ], as an Additional Commitment Party

By:
Name:
Title:

Exhibit E-5

ACCEPTED AND AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE:

BARCLAYS BANK PLC

By:
Name:
Title:

KINDER MORGAN, INC.

By:
Name:
Title:

Exhibit E-6

Schedule I

Commitments

Commitment Party	364-Day Facility Commitment	Term Facility Commitment	Revolving Facility Commitment
Barclays Bank PLC	$[ ]	$[ ]	$[ ]
[ ]	$[ ]	$[ ]	$[ ]
[ ]	$[ ]	$[ ]	$[ ]
Total	$6,800,000,000	$5,000,000,000	$1,500,000,000

Exhibit E-7